Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]”, HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE THAT SURFACE ONCOLOGY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

Exclusive Product License Agreement
This Exclusive Product License Agreement (this “Agreement”) is made and entered into as of this 23rd day of March, 2021 (the “Effective Date”) by and between Vaccinex, Inc., having offices at 1895 Mt. Hope Avenue, Rochester NY 14620 USA (“Vaccinex”), and Surface Oncology, Inc. having offices at 50 Hampshire St, 8th Floor, Cambridge, MA 02139 (“Surface”). Vaccinex and Surface are sometimes referred to herein each individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Parties have entered into a Collaboration Agreement (defined below), pursuant to which Vaccinex granted Surface the right to obtain a license to research, develop and commercialize Licensed Products (defined below);

WHEREAS, pursuant to the Collaboration Agreement, Surface has exercised a Product Option (as defined in the Collaboration Agreement) pursuant to which the Parties have agreed to enter into this Agreement setting forth the terms and conditions of the licenses;

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1.
DEFINITIONS
For purposes of this Agreement, the following words and phrases will have the following meanings. All words and phrases not defined in this Article 1 (Definitions) will have the meanings ascribed to them in this Agreement.
a..“Accounting Standards” means, GAAP, as generally and consistently applied throughout the Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, provided, however that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.).
b..“Affiliate” means, with respect to a Party, any corporate or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, where “control” means the ownership of not less than fifty percent (50%) of the voting shares of a corporation, or fifty percent (50%) of the decision-making authority as to such other unincorporated entity.
c..“Challenge Action” has the meaning set forth in Section 6.2 (Surface’s Right to Enforce and Defend Patent Rights).
d..“Collaboration Agreement” means that certain Antibody Selection Research Collaboration and License Option Agreement effective as of November 30, 2017 by and between Vaccinex and Surface, as the same may be amended from time to time a copy of which is attached hereto as Exhibit A.
e..“Combination Product” means a product or combination therapy that includes a Licensed Product and at least one (1) additional non-Licensed Product comprised of active ingredient(s), that is (are) either (i) co-formulated or administered through a single formulation, or (ii) administered separately but approved (or being developed for approval) for use in combination with the Licensed Product. Drug delivery vehicles, adjuvants and excipients will not be deemed “active ingredients,” except in the case where (a) in the case of a drug delivery vehicle or excipient, such delivery vehicle or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7), and if administered independently of the Licensed Product, would have a material clinical benefit (as shown by reasonable scientific evidence), or (b) in the case of an adjuvant, such adjuvant is (1) directly involved in the specific activation of any target affecting any innate immune pathway (as shown by reasonable scientific evidence), and (2) which activation itself produces a material clinical benefit (as shown by reasonable scientific evidence). For clarity, adjuvants that qualify under clause (b) above could include but are not limited to STING (stimulator of interferon genes) agonists and TLR (toll-like receptor) agonists administered alone or in combination with a cancer antigen, and adjuvants that act generally on innate immunity.
f..“Commercially Reasonable Efforts” means [***].
g..“Confidential Information” has the meaning set forth in Section 10.1 (Non-Disclosure)
h..“Control” or “Controls” or “Controlled” means, with respect to any intellectual property right (including any know-how, patent right or invention), the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a party or its Affiliates to grant access to, or to grant a license or sublicense of, such right as provided for herein without violating the terms of any agreement or other arrangement with any third party existing at the time such party would be required hereunder to grant another person such access or license or sublicense.
i..“Cover” or “Covered” means with respect to a particular item or method, any patent and/or know-how, that but for a license under or ownership right in such patent and/or know-how, the manufacture, use, offer for sale, sale, importation, duplication, distribution or other exploitation of such item (or any other item used in the manufacture, use, offer for sale, sale, importation, duplication, distribution or other exploitation thereof) or the practice of such method (or the use of any item in the practice of such method), would infringe any patent and/or misappropriate any know-how (assuming, in the case of pending patent applications, that such pending patent applications were issued patents) in any of the countries of manufacture, use, offer for sale, sale, importation, duplication, distribution and/or other exploitation.
j..“Disclosing Party” has the meaning set forth in Section 10.1 (Non-Disclosure).
k..“Effective Date” has the meaning set forth in the preamble.
l..“Executive Officers” means, for Surface, its Chief Executive Officer, and for Vaccinex, its Chief Executive Officer, provided that the foregoing individuals may designate the Chief Financial Officer or the Chief Operating Officer as his/her designee. In the event that the position of the Executive Officers identified in this Section 1.12 no longer exists due to a change of control, corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.
m..“FDA” means the United States Food and Drug Administration, or any successor agency thereof.
n..“Field” means all human and animal prophylactic and therapeutic uses.
o..“First Commercial Sale” means, with respect to a Licensed Product in a country, the first sale for end use or consumption of such Licensed Product in such country after all Regulatory Approvals legally required for such sale have been granted by the regulatory authority of such country.
p..“Indemnitee” has the meaning set forth in Section 8.3 (Indemnification Procedures).
q..“Indemnitor” has the meaning set forth in Section 8.3 (Indemnification Procedures).
r..“Infringement Action” has the meaning set forth in Section 6.2 (Surface’s Right to Enforce and Defend Patent Rights).
s..“Infringing Product” has the meaning set forth in Section 6.2 (Surface’s Right to Enforce and Defend Patent Rights).
t..“Licensed Product” means any product (including a bi-specific or multi-specific antibody) that consists of or otherwise incorporates any Selected Antibody and/or any modification, variant, fragment, or derivative thereof, in each case, that includes one or more complementarity-determining regions of at least one variable region of such Selected Antibody including (i) any functional fragment of, pegylated version of (whether or not including amino acid changes) of a Selected Antibody and otherwise modified versions (including associated amino acid substitutions) of, a Selected Antibody, or (ii) an antibody designed using, or derived from, some or all of the binding portion of any Selected Antibody (or the sequence coding for it). For the avoidance of doubt, a product that consists of a modified Selected Antibody that contains the same sequences for all six complementarity-determining regions as such Selected Antibody shall be considered the same Licensed Product for the purposes of this Agreement, except that a bi-specific or multi-specific antibody or drug conjugate with such same sequences shall be considered different Licensed Products.
u..“Net Sales” means [***].
v..“New License Agreement” has the meaning set forth in Section 9.4 (Effect of Termination of Sublicensees).
w..“Other Vaccinex Intellectual Property Rights” means rights in or to all intellectual property owned or Controlled by Vaccinex during the term of this Agreement, other than Vaccinex Program IP, that is required or reasonably necessary for the registration, clinical development, manufacture, use or sale of, or to otherwise exploit, the Selected Antibody, or any modification, variant or fragment thereof contained in a Licensed Product.
x..“Party” and “Parties” have the meaning set forth in the preamble.
y..“Payments” has the meaning set forth in Section 4.7 (Withholding Taxes).
z..“Phase 1 Clinical Trial” means either (i) a clinical study of a Licensed Product in human volunteers or patients with the primary objective of determining initial tolerance, safety and pharmacokinetic information in a single doses, single ascending dose, multiple dose or multiple ascending dose regimens as described in 21 C.F.R. § 312.21(a), or (ii) a comparable human clinical trial of a Licensed Product prescribed by the relevant regulatory authority in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent.
aa..“Phase 2 Clinical Trial” means either (i) a clinical study of a Licensed Product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed tolerance, safety and pharmacokinetic information as described in 21 C.F.R. § 312.21(b), or (ii) a comparable human clinical trial of a Licensed Product prescribed by the relevant regulatory authority in any country that would satisfy the requirements of 21 C.F.R. § 312.21(b), or its foreign equivalent.
ab.. “Phase 3 Clinical Trial” means either (i) a clinical study of a Licensed Product in patients, conducted in accordance with a protocol designed to confirm statistical significance of efficacy and safety of a Licensed Product for the purpose of obtaining Regulatory Approval in any country as described in 21 C.F.R. § 312.21(c), or (ii) a comparable human clinical trial of a Licensed Product prescribed by the relevant regulatory authority in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent.
ac..“Prosecute” or “Prosecution” means the preparation, filing, prosecution, issuance and maintenance of the Selected Antibody Patent Rights before the United States Patent and

Trademark Office and foreign patent offices in connection with the Selected Antibody Patent Rights. Cognates of the word “Prosecution” have their correlative meanings.
ad..“Receiving Party” has the meaning set forth in Section 10.1 (Non-Disclosure).
ae..“Regulatory Approval” means, with respect to a particular Licensed Product, receipt of all regulatory clearances, registrations, licenses, authorizations or approvals (which in the case of the European Union may be through the centralized procedure) required in the jurisdiction in question for the sale of the applicable Licensed Product or service in such jurisdiction, including receipt of pricing approval, if any, legally required for such sale.
af..“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the First Commercial Sale of such Licensed Product in such country and ending upon the later of (a) the expiration of the last Valid Claim included within the Vaccinex Program IP that Covers the composition of matter of such Licensed Product in the Territory (if any) and (b) the 10th anniversary of the First Commercial Sale of such Licensed Product in such country.
ag..“Selected Antibodies” means antibodies delivered by Vaccinex to Surface pursuant to the Collaboration Agreement and described in Exhibit C hereof.
ah..“Selected Antibody Patent Rights” means (a) rights in or to all patents and patent applications included within the Vaccinex Program IP, owned or Controlled by Vaccinex during the Term that Cover the Selected Antibody, including those patents and patent applications listed in Exhibit B; (b) all patents or patent applications filed in any country in the Territory that claim priority to or the benefit of, or share common disclosure or common priority with, the patents and patent applications described in the foregoing clause (a), including all provisional or priority patent applications, divisionals, continuations, continuations-in-part (to the extent directed to the Selected Antibodies), reissues, renewals, reexaminations, supplementary protection certificates, international applications and utility models, and foreign counterparts thereof; (c) all patents granting from (a) and (b); (d) all extensions based on any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world (including the right to claim the priority date of any of such patents and patent applications).
ai..“Sublicense” means any agreement pursuant to which Surface or a Sublicensee grants a Third Party a sublicense under the Vaccinex Program IP or Other Vaccinex Intellectual Property Rights to make, have made, use, sell, offer to sell, import or otherwise exploit Licensed Products in the Field.
aj..“Sublicensee” means any person or entity to whom Surface has granted a Sublicense under this Agreement.
ak..“Surface” has the meaning set forth in the preamble.
al..“Taxes” has the meaning set forth in Section 4.7 (Withholding Taxes).

am..“Term” has the meaning set forth in Section 9.1 (Term).
an..“Territory” means worldwide.
ao..“Third Party” means any person or entity other than Surface, Vaccinex, or the Affiliates of Surface or Vaccinex.
ap..“Vaccinex” has the meaning set forth in the preamble.
aq..“Vaccinex Patent Expenses” has the meaning set forth in Section 5.1(a) (Reimbursement).
ar..“Vaccinex Program IP” has the meaning set forth in the Collaboration Agreement.
as..“Valid Claim” means (a) a claim of an issued patent, which claim has not (i) expired, lapsed, been canceled, dedicated to the public, disclaimed or become abandoned, (ii) been declared unpatentable, invalid, unenforceable, revoked, or canceled by a decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (iii) been admitted to be invalid or unenforceable, or (b) any claim in a pending patent application that has been filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal or refiling of the application and that has not been pending for more than seven (7) years from the earliest date from which the patent application claims priority. If such patent application has been re-filed or is a divisional application, the seven (7) year period mentioned above shall be calculated from the first application filed in the series of applications.
Article 2.
GRANT
a..Grant of Rights. Subject to the terms and conditions of this Agreement, Vaccinex hereby grants (and will cause its Affiliates to grant), and Surface hereby accepts (i) an exclusive, irrevocable (subject to Section 9.3), license, with the right to grant Sublicenses (as provided in Section 2.2 (Right to Sublicense) hereof), under the Vaccinex Program IP, to make, have made, use, sell, offer to sell, have sold, import, export and otherwise exploit Licensed Products in the Field in the Territory, and (ii) a fully-paid up, irrevocable (subject to Section 9.3), license, with the right to grant Sublicenses (as provided in Section 2.2 (Right to Sublicense) hereof), under the Other Vaccinex Intellectual Property Rights, to make, have made, use, sell, offer to sell, have sold, import, export and otherwise exploit Licensed Products in the Field in the Territory.
b..Sublicenses.
(i)Right to Sublicense. Subject to this Section 2.2 (Sublicenses), Surface will have the right to grant Sublicenses of any and all of the rights licensed to Surface under this Agreement through multiple tiers to any Third Party. Surface will be responsible for enforcing each Sublicensee’s obligations that relate to this Agreement under each Sublicense that Surface executes and Surface shall remain responsible for any such Sublicensee’s performance hereunder and for all payments due to Vaccinex, including royalties or other payments due on Net Sales of Licensed Products or milestones achieved by Sublicensee.
(ii)Sublicense Provisions. Each Sublicense will be subject to and consistent with the relevant terms and conditions of this Agreement.
(iii)Copy of Sublicense. Surface will promptly notify Vaccinex of any Sublicense and provide Vaccinex a true, correct and complete copy of the terms of each Sublicense that Surface enters into with a Third Party and any amendment thereto within [***] days following the execution of such Sublicense or amendment; provided that Surface may redact from such copy any confidential terms of such Sublicense that relate to financial information or scientific or technical information specific to the Sublicensee’s compounds or development plans, to the extent not reasonably necessary for Vaccinex to monitor compliance by Surface or such Sublicensee with the terms and conditions of this Agreement.
c..Rights of Affiliates. Surface may exercise its rights and perform its obligations under this Agreement either directly or through one or more of its Affiliates. Surface’s Affiliates will have the benefit of all rights (including all licenses) of Surface under this Agreement, subject to such Affiliates’ compliance with the applicable obligations of Surface hereunder. Accordingly, in this Agreement “Surface” will be interpreted to mean “Surface or its Affiliates” where necessary to give Surface’s Affiliates the benefit of the rights provided to Surface in this Agreement; provided, however, that in any event Surface will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates and for such Affiliates’ compliance with the applicable obligations of Surface hereunder.
d..No Conflicting Agreements. Vaccinex will not grant licenses or other rights or interests in or under the Vaccinex Program IP to any Third Party and will not enter into any agreement with any Third Party that would conflict with or otherwise compromise the rights granted to Surface hereunder.
e.. No Implied Rights. Each Party acknowledges that the rights and licenses granted under this Agreement are limited to the scope expressly granted herein.  Except for the rights expressly granted under this Agreement, no rights, title, licenses, or other interests of any nature whatsoever are granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. Without limitation, none of the above licenses include the right to select antibodies other than Selected Antibodies.
Article 3.
DUE DILIGENCE
a..General Obligation. Surface will use Commercially Reasonable Efforts to develop, clinically test, achieve regulatory approval, manufacture, market and commercialize at least one Licensed Product in the Field in the Territory during the Term of this Agreement. Such diligence activities shall include, without way of limitation, Surface using Commercially Reasonable Efforts to file an IND in the U.S., Canada, the U.K., a country in the E.U., Australia or Japan (or requiring its Affiliates or Sublicensees to do so) within five (5) years of the Effective Date.
b..Development Reports. Surface shall provide Vaccinex with (i) regular, and in any event not less than every six months, written high-level summary reports describing Surface’s progress on development of Licensed Products during the previous six months, and future development plans for the next six months, and (ii) an annual detailed report on Surface’s progress in meeting its obligations in Section 3.1, including but not limited to a summary of the evaluations of Licensed Products performed, provided that such summary need not include results of such evaluations, and a development plan of Licensed Products indicating development progress to date as well as the projected timeline of expected achievement of milestones by Licensed Products. Vaccinex may reasonably request additional related information in connection with the annual reports in order to establish satisfaction by Surface of its obligations under this Section 3.
c..Reversion. If Surface materially breaches its obligations set forth in Section 3.1 (General Obligations) and fails to cure such breach within [***] days after receiving written notice thereof from Vaccinex, then Vaccinex shall have the right to terminate this Agreement pursuant to Section 9.2(d) (Diligence Failure).
Article 4.
LICENSE CONSIDERATION
a..Product License Fee. Within ten (10) days following the Effective Date, Surface will pay to Vaccinex a fee of $850,000.
b..Annual Maintenance Fee. Commencing on the third (3rd) anniversary of the Effective Date and each anniversary thereof occurring prior to the first dosing of the first human patient pursuant to the protocol in the first Phase 1 Clinical Trial for a Licensed Product, Surface will pay Vaccinex an annual maintenance fee according to the following schedule:
•Beginning with the third anniversary of the Effective Date, $[***];
•Beginning with the fourth anniversary of the Effective Date, $[***];
•Beginning with the fifth anniversary of the Effective Date, $[***];
•Beginning on the sixth anniversary of the Effective Date, and for each anniversary thereafter, $[***].
Such fees will accrue on the applicable anniversary date, and Surface will pay the applicable annual maintenance fee to Vaccinex within thirty (30) days following Surface’s receipt of Vaccinex’s invoice therefor.

c..Milestone Payments. Surface will pay to Vaccinex the milestone payments set forth in this Section 4.3 (Milestone Payments) with respect to the first achievement of the relevant milestone event for each Licensed Product. Each milestone payment set forth in this Section 4.3 (Milestone Payments) is payable only once per Licensed Product, and the total payments payable under this Section 4.3 (Development Milestone Payments) will in no event exceed $15,000,000 per Licensed Product. The milestone payments will accrue upon the achievement of the applicable milestone event, and Surface will promptly notify Vaccinex of such achievement, and pay the associated milestone payment within thirty (30) days following achievement of each milestone event described in this Section 4.3 (Milestone Payments).

Milestone Event	Milestone Payment
(i) Upon first patient dosed in the first Phase 1 Clinical Trial.	$[***]
(ii) Upon first patient dosed in the first Phase 2 Clinical Trial.	$[***]
(iii) Upon first patient dosed in the first Phase 3 Clinical Trial.	$[***]
(iv) Upon filing of a BLA with US FDA.	$[***]
(v) Upon approval of the BLA by the US FDA.	$[***]
(vi) Upon approval by the EMA.	$[***]

For avoidance of doubt, a clinical trial that meets more than one definition of the type of clinical trial (such as a clinical trial with an adaptive design, which morphs from a Phase 1 Clinical Trial to a Phase 2 Clinical Trial), will be considered to be both of such clinical trials, and payment of all milestones achieved as a result of such consideration, will be due and owing.
d..Royalties.
1.Royalty Payments. Subject to the provisions of this Agreement, Surface will pay to Vaccinex, on a Licensed Product-by-Licensed Product basis during the Royalty Term for such Licensed Product, a royalty of [***] of Net Sales on Licensed Products sold in the Territory. Royalties will be due within [***] days after the end of each calendar quarter during which the royalties accrued.
2.Royalty Adjustments. If Surface or any of its Affiliates reasonably determines, in consultation with Vaccinex, that a license under Third Party patent rights or know-how is necessary to exploit the Vaccinex Program IP to make, have made, use, sell, offer to sell, have sold, import, export and otherwise exploit Licensed Products in the Field in the Territory, and Surface pays royalties to one or more Third Parties for such license (collectively, “Third Party Royalties”), then Surface will have the right to reduce the royalties otherwise due to Vaccinex pursuant to Section 4.4(a) (Royalty Payments) hereof with respect to Net Sales of such Licensed Product, which requires use of such Third Party license, by applying a credit in an amount equal to [***] of the amount of such Third Party Royalties applicable to such Licensed Product; provided that the reductions to royalties provided in this Section 4.4(b) (Royalty Adjustments) will not reduce the royalties payable with respect to Net Sales of such Licensed Product during any calendar quarter of the applicable Royalty Term by more than [***] of the royalties otherwise owed to Vaccinex pursuant to Section 4.4(a) (Royalty Payments) hereof. Surface shall provide Vaccinex with documentation of its payment of Third Party Royalties with the affected royalty report that shows such reduction being applied.
e..Payments. All payments pursuant to this Agreement will be paid in U.S. Dollars, without deduction or exchange, collection or other charges and made by wire transfer to such account as may be specified by Vaccinex to Surface in writing, and are non-refundable. When conversion of payments from any foreign currency is required to be undertaken by Surface, payments shall be converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last [***] banking days of each calendar quarter which is the reporting period. Any undisputed payments under this Agreement that are not made on or before the applicable due date shall bear interest at the lower of (a) the maximum rate permitted by applicable law and (b) the rate of [***] per annum above “Prime” as defined in The Wall Street Journal on the payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available, calculated on a daily basis on the actual number of days elapsed from the payment due date to the date of actual payment. Surface shall be solely responsible for the payment of all royalties or other amounts, if any, which are payable to third parties arising out of the manufacture, importation, use, offer to sell or sale of Licensed Products. Subject to Section 4.4(b), such amounts paid shall not be deducted from any payments due hereunder.
f..Invoices. All invoices to Surface under this Agreement will be sent by Vaccinex electronically, via e-mail to [***], in PDF format, unless otherwise agreed by both Parties.
g..Withholding Taxes. Vaccinex will be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Surface to Vaccinex under this Agreement (“Payments”).  If applicable laws, rules or regulations require the withholding of Taxes, Surface will make such withholding payments and will subtract the amount thereof from the Payments.  Surface will submit to Vaccinex appropriate proof of payment of the withheld Taxes, as well as the official receipts, within [***] days.  Surface will provide Vaccinex reasonable assistance in order to allow Vaccinex to obtain the benefit of any present or future treaty against double taxation which may apply to the Payments.
h..Reports, Information, and Inspection.
1.Reports. Each payment shall be accompanied by a report showing the associated facts that relate to the payment being made. Regarding Net Sales, the information shall be presented for the calendar quarter with respect to which the report is delivered, broken down by the identity of the selling party or parties (Surface, its Affiliates, or any Sublicensee), on a country-by-country/region-by-region (to the extent available to Surface) and Licensed Product-by-Licensed Product basis, together with details of the quantities of Licensed Products sold and, the country of manufacture, if different (to the extent available to Surface), applicable offsets, withholding taxes, whether in Combination Products, the royalty due to Vaccinex, and other information as reasonably requested by Vaccinex and available to Surface. All such reports will be treated as the Confidential Information of Surface.
2.Notification of Marketing Approval. Surface agrees to notify Vaccinex in writing within thirty (30) days after the date on which Surface, its Affiliates or Sublicensees obtains marketing approval of each Licensed Product in each country in the Territory and to promptly provide Vaccinex with a copy of such notice.
3.Records and Audit. Surface agrees, and shall cause its Affiliates and Sublicensees, to keep accurate and complete records for a period of at least [***] years (or such longer period as may correspond to Surface's internal records retention policy) showing the status of development efforts, status of patient dosing, and the manufacturing, sales, use and other disposition of Licensed Products in sufficient detail to evaluate the compliance of Surface and that of its Affiliates and Sublicensees, with the obligations hereunder. Surface will, and shall cause its Affiliates and Sublicensees, to permit all relevant books and records to be audited by an independent accounting firm selected by Vaccinex and reasonably satisfactory to Surface, or Surface’s Affiliate or Sublicensee, as applicable, from time-to-time during regular business hours at such place or places where such records are customarily kept to the extent requested by Vaccinex, but not more than once a year, provided that before beginning such audit, such independent accounting firm shall execute an agreement acceptable to Surface by which such independent accounting firm agrees to keep confidential all information reviewed during the audit. Vaccinex agrees to hold in strict confidence all information received and all information learned in the course of any audit, except to the extent necessary to comply with any law, regulation or judicial order. Such examination and audit is to be made at the expense of Vaccinex, except that it shall be at Surface’s expense if the results of the examination and audit reveal that Surface, its Affiliate or its Sublicensee underpaid Vaccinex by more than [***] for the year at issue.
Article 5.
PATENT PROSECUTION

a..Prosecution of Patent Rights.
4.Reimbursement. Within [***] days following the Effective Date, Vaccinex will submit to Surface (i) an invoice for any of its unreimbursed expenses (if any) incurred prior to the Effective Date and associated with Prosecution of Selected Antibody Patent Rights (the “Vaccinex Patent Expenses”), and (ii) summary documentation of such Vaccinex Patent Expenses. Surface will pay the undisputed Vaccinex Patent Expenses to Vaccinex within thirty (30) days following Surface’s receipt of Vaccinex’s invoice and documentation therefore.
5.Direction of Prosecution. As of and after the Effective Date, Surface, at its sole expense and in the name of and with the cooperation of Vaccinex, hereby assumes the responsibility for and shall maintain all control, including the selection of counsel, over the Prosecution of the Selected Antibody Patent Rights. At a reasonable time prior to the contemplated filing date, but in any event not less than [***] days prior, Surface shall submit to Vaccinex for review and comment a substantially completed draft of any patent application hereunder before Surface’s first filing of such patent application in any jurisdiction, and Vaccinex agrees to review and provide such comments, if any, to Surface on an expedited basis if necessary to avoid loss of patent rights. All expenses of Prosecuting such patents and patent applications shall be borne by Surface. Surface shall provide Vaccinex reports no less frequently than once per calendar year listing all patents and patent applications Prosecuted pursuant to the provisions hereof, including identification of the patents and patent applications by number and country, together with a brief description of the status of the prosecution or patent. Surface shall permit Vaccinex to review and comment on all patent applications, and related decisions and actions under this Section 5.1(b), provided that Surface will have all final decision-making rights over Prosecution decisions made with respect to the Selected Antibody Patent Rights. If Surface determines not to file or not to continue to Prosecute any patents or patent applications within the Selected Antibody Patent Rights for any country or region such that patent rights to a Selected Antibody would terminate for that country or region, then Surface shall promptly, and in any event not less than [***] days prior to the date in which a failure to file or respond would prejudice the rights of Vaccinex hereunder, notify Vaccinex in writing of such determination. Vaccinex may then Prosecute such patent or patent application at its own expense in that country or region. If Vaccinex exercises its rights under this Section 5.1(b) with respect to any such patent or patent application in any country or region that Surface has decided not to continue Prosecuting, the licenses set forth in this Agreement shall become non-exclusive but with the same license consideration terms (i.e., fees, payments, royalties) as set forth in Article

4, with respect to such patent or patent application, and patents issued therefrom in that country or region.
6.Cooperation. Vaccinex agrees to cooperate with Surface in the preparation, filing, prosecution and maintenance of any Selected Antibody Patent Rights pursuant to this Section 5.1 (Prosecution of Patent Rights). Such cooperation includes executing all papers and instruments, or requiring employees or others to execute such papers or instruments, so as to effectuate the ownership of such Selected Antibody Patent Rights and to enable the filing, prosecution, maintenance, and extension thereof in any country or region. In addition, Vaccinex agrees to cooperate with Surface in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Selected Antibody Patent Rights.
7.Disclosure. Each Party agrees that it will not make any public disclosure that would adversely impact the patentability of any Selected Antibody prior to filing of a protective patent in the United States, Europe, Canada and Japan.
8.Common Interest. All information exchanged between the Parties, or with or between the Parties’ outside patent counsel, including Prosecution counsel, regarding Prosecution of the Selected Antibody Patent Rights will be the Confidential Information of both Parties and potentially be privileged. In addition, the Parties acknowledge and agree that, with regard to such Prosecution of the Selected Antibody Patent Rights, the interests of the Parties are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Selected Antibody Patent Rights, including privilege under the common interest doctrine and similar or related doctrines.
Article 6.
INFRINGEMENT ACTIONS
a..Notice of Infringement. During the Term, each Party will inform the other Party promptly in writing of any alleged infringement of the Selected Antibody Patent Rights by a Third Party of which it becomes aware, and of any available evidence thereof.
b..Surface’s Right to Enforce and Defend Patent Rights. During the Term of this Agreement, Surface will have the first right, and control over in its sole discretion, but will not be obligated, to take any measures with respect to any Third Party’s activities concerning any product, method or service that infringes or misappropriates, or which Surface reasonably suspects infringes or misappropriates, the Selected Antibody Patent Rights (an “Infringing Product”), including (i) by initiating or prosecuting an infringement, misappropriation or other appropriate suit or action against such Third Party in a court of law (each an “Infringement Action”) at its sole expense, or (ii) subject to Section 2.2 (Sublicenses), by granting adequate rights and licenses necessary for continued activities, including development, manufacture or commercialization, concerning any Infringing Product in the Territory to any Third Party who at any time has infringed or misappropriated, or is suspected of infringing or misappropriating, any Selected Antibody Patent Rights. Surface will also have the first right, and control over in its sole discretion, but will not be obligated, to defend any action or proceeding (including a declaratory judgment action or nullification action, re-examination, inter partes review, opposition, interference, post-grant review or other proceeding) brought by a Third Party in a court of law or before any patent office that challenges the patentability, validity or enforceability of any Selected Antibody Patent Rights or that seeks a determination that any Infringing Product does not infringe or misappropriate any Selected Antibody Patent Rights, and any appeals of the foregoing (any such action or proceeding a “Challenge Action”) in the Territory, at Surface’s expense. In furtherance of such right, Vaccinex hereby agrees that Surface may include Vaccinex as a party in any such Infringement Action or Challenge Action and that Vaccinex will provide reasonable assistance to Surface in connection with an Infringement Action or Challenge Action, in each case without expense to Vaccinex. If Surface elects not to exercise its first right with respect to such Infringing Product or Challenge Action, it shall promptly notify Vaccinex of the same. Upon receipt of such notice, Vaccinex shall have the right, but not the obligation, to take any of the measures stated in this Section 6.2 with respect to such Infringing Product or Challenge Action. Both Parties shall cooperate with each other in good faith in the prosecution of any such action or proceeding. The total cost of any such action commenced or defended solely by a Party will be borne by such Party and the other Party will receive a percentage of any recovery or damages for past infringement derived therefrom as follows: the recovered amounts will be used to reimburse the Parties for their reasonable and previously unreimbursed documented costs and expenses, including attorneys’ fees incurred in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) with any remainder to be equally shared by the Parties.
c..Cooperation. With respect to any Infringement Action or Challenge Action, or any proceeding that a Party may institute to enforce the Selected Antibody Patent Rights pursuant to this Agreement, the other Party will, at the request and expense of the first Party, reasonably cooperate in all respects and, to the extent reasonably practicable, have its employees testify when requested and make available relevant records, information, samples, specimens, and other evidence upon request. If either Party reasonably determines that the other Party is an indispensable party to the action, the other Party hereby consents to be joined. In such event, both Parties shall have the right to be represented in that action by counsel of their own choice and at their own expense.
d..EU Unitary Patent System. Without limitation of Surface’s rights under Article 6 (Infringement Actions), Surface will have the exclusive right to opt-in and opt-out the Selected Antibody Patent Rights from the jurisdiction of the European Union Unified Patent Court when it becomes operational, in accordance with the Unified Patent Court (Regulation (E.U.) No 1257/2012) and its applicable Annexes and Rules of Procedure, as amended and from time to time in effect, and Vaccinex will not do so.

e..Patent Term Extensions. Surface will have the exclusive right to seek and obtain all available extensions of the Selected Antibody Patent Rights with respect to a Licensed Product, including any supplementary protection certificates, in any country in the Territory. Vaccinex will execute such authorizations and other documents and, at Surface’s expense, take such other actions as may be reasonably requested by Surface to obtain any such extensions, restorations and supplementary protection certificates of the Selected Antibody Patent Rights in the Territory.
Article 7.
REPRESENTATIONS AND WARRANTIES
a..Vaccinex. Vaccinex represents and warrants to Surface as follows:
9.Vaccinex (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and (iii) has taken sufficient steps such that the execution and delivery of this Agreement by Vaccinex and the performance by Vaccinex of its obligations hereunder have been duly authorized by all necessary corporate action.
10.Vaccinex exclusively own all rights, title and interests in and to the Vaccinex Program IP including the patent rights identified on Exhibit B, and Vaccinex exclusively Controls all rights, title and interests in and to the Vaccinex Program IP.
11.As of the Effective Date, there have been no claims, judgments, security interests or settlements with respect to the Vaccinex Program IP, or pending claims or litigation relating to the Vaccinex Program IP.
12.Exhibit B sets forth a complete and accurate list of each of the Selected Antibody Patent Rights as of the Effective Date.
13.Any Selected Antibody Patent Rights existing as of the Effective Date have been duly prepared, filed, prosecuted, obtained, and maintained by Vaccinex in accordance with all applicable laws, rules, and regulations, it being recognized that Vaccinex has conducted such activities based on advice received from external patent agents.
14.The execution and delivery of this Agreement and the performance of Vaccinex’s obligations hereunder are not inconsistent with or in breach of any contractual obligations which Vaccinex owes to any Third Party, and will not constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon Vaccinex.

b..Surface. Surface represents and warrants to Vaccinex as follows:
15.Surface is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
16.The execution and delivery of this Agreement by Surface and the performance by Surface of its obligations hereunder have been duly authorized by all necessary corporate action.
17.The execution and delivery of this Agreement and the performance of Surface’s obligations hereunder are not inconsistent with or in breach of any contractual obligations that Surface owes to any Third Party and will not constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon Surface.
c..No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, VALIDITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
Article 8.
INDEMNIFICATION; LIMITATION OF LIABILITY
a..Indemnification by Surface. Surface will at all times, during the term of this Agreement and thereafter, indemnify, defend and hold harmless Vaccinex and its Affiliates, sublicensees, directors, officers, agents and employees from any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from third party claims arising out of or resulting from: (i) the gross negligence or willful misconduct of Surface (or its directors, officers, employees or agents) hereunder; (ii) the breach by Surface of any representation, warranty or covenant in this Agreement; or (iii) the exercise or practice of the rights granted hereunder to Surface, including the development, manufacture, holding, use, testing, marketing, advertisement, sale or other disposition by Surface, its Affiliates or Sublicensees, of the Licensed Product (or any other product or service offered by Surface, and/or its Affiliates or collaborators), the Selected Antibody, or its related cell lines (or their progeny or derivatives, other biological materials, method, process, device or apparatus), except in each case (i)-(iii), to the extent caused by the gross negligence, willful misconduct or breach of this Agreement of or by Vaccinex.
b..Indemnification by Vaccinex. Vaccinex will at all times, during the term of this Agreement and thereafter, indemnify, defend and hold harmless Surface and its Affiliates, sublicensees, directors, officers, agents and employees from any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from third party claims arising out of or resulting from: (i) the gross negligence or willful misconduct of Vaccinex (or its directors, officers, employees or agents) hereunder; or (ii) the breach by Vaccinex of any representation, warranty or covenant in this Agreement; except in each case (i)-(ii), to the extent caused by the gross negligence, willful misconduct or material breach of Surface.
c..Indemnification Procedures. If a Party (the “Indemnitee”) intends to claim indemnification under this Article 8 (Indemnification; Limitation of Liability) it will promptly notify the indemnifying Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor will assume control of the defense thereof, with counsel of its choice; provided that Indemnitor will not settle any such proceeding in a manner that requires the Indemnitee to admit to any legal violation or assume any liability that is not paid for in its entirety by Indemnitor without Indemnitee’s prior written consent, not to be unreasonably withheld. The Indemnitee will have the right to retain its own counsel and participate in the defense thereof, with the fees and expenses to be paid at its own expense. The indemnity agreement in this Article 8 (Indemnification; Limitation of Liability) will not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent will not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such Indemnitor of any liability or obligation to the Indemnitee under this Article 8 (Indemnification; Limitation of Liability). The Party claiming indemnification under this Article 8 (Indemnification; Limitation of Liability), its employees and agents, will reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this indemnification.
Article 9.
TERM AND TERMINATION
a..Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will continue in full force and effect until terminated in accordance with Section 9.2 (Termination).
b..Termination.
18.Termination for Convenience. Surface may terminate this Agreement at any time upon [***] days’ prior written notice to Vaccinex.
19.Termination for Cause. Either Party may terminate this Agreement in its entirety, effective upon written notice to the other Party, if the other Party materially breaches this Agreement and fails to cure such breach within [***] days after receiving written notice thereof, provided that if the alleged breaching Party disputes in good faith the existence or materiality of any such breach specified in the notice provided by the other Party, and the alleged breaching Party provides notice of such dispute within such [***] day period then such [***] day cure period will be tolled during the pendency of such dispute and the Party alleging such breach shall not have the right to terminate this Agreement unless and until such dispute is resolved.
20.Payment Default. Notwithstanding Section 9.2(b) (Termination for Cause), if Surface shall at any time default in the payment of any royalty or other payment required by this Agreement, Vaccinex may, at its option, terminate this Agreement upon [***] days’ written notice, provided that if Surface disputes in good faith the existence of any such payment default specified in the notice provided by Vaccinex, and Surface provides notice of such dispute within such [***] day period, then such [***] day period will be tolled during the pendency of such dispute, provided such dispute is handled as an Expedited Dispute (as defined in Exhibit D). Vaccinex will not have the right to terminate this Agreement unless and until such Expedited Dispute is resolved, and provided, further that (a) if Surface has fully cured its default within such period, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred and (b) if any payments are determined to be payable to Vaccinex following the resolution of the dispute, such payment shall be immediately payable with interest as of the original payment due date at the lower of (a) the maximum rate permitted by applicable law and (b) the rate of [***] per annum above “Prime” as defined in The Wall Street Journal on the original payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available, calculated on a daily basis on the actual number of days elapsed from the payment due date to the date of actual payment.
21.Diligence Failure. Notwithstanding Section 9.2(b) (Termination for Cause), Vaccinex may terminate this Agreement in the event that Surface is in material breach of its diligence obligations under Section 3.1 (General Obligation) and fails to cure such material breach within [***] days after receiving written notice thereof from Vaccinex, provided that if Surface disputes in good faith the existence or materiality of any such breach specified in the notice provided Vaccinex, and Surface provides notice of such dispute within such [***] day period then such [***] day cure period will be tolled during the pendency of such dispute, and Vaccinex shall not have the right to terminate this Agreement unless and until such dispute is resolved.
22.Subject to applicable laws, Vaccinex may terminate this Agreement immediately upon written notice to Surface in the event that Surface, its Affiliate or Sublicensee Challenges (as defined below) any patent or patent application contained in the Vaccinex Program IP or Other Intellectual Property Rights (each a “Licensed Patent”) provided, however, that no such termination right shall apply to (i) any Challenge that is commenced by a Sublicensee where Surface demands that such

Sublicensee withdraw such Challenge promptly after Surface becomes aware of such Challenge and terminates the sublicense agreement with the applicable Sublicensee if such Sublicensee does not withdraw such Challenge within [***] days after receipt of notice from Surface, or (ii) providing documents or testimony in response to any discovery requests or court order in a valid legal process. As used in this Section 9.2(e), “Challenge” means to Contest the validity or enforceability of any Licensed Patent in whole or in part, in any court, arbitration proceeding, or other tribunal, including the USPTO, the United States International Trade Commission, or any foreign equivalent thereof. For the avoidance of doubt, the term “Contest” means: (a) commencing, filing, joining in, or assisting a Third Party in filing an action under 28 U.S.C. §§ 2201-2202, seeking a declaration of invalidity or unenforceability of any Licensed Patent or any portion thereof; (b) commencing, filing, joining in, or assisting a Third Party in filing a petition under 35 U.S.C. § 311 to institute inter-partes review of any Licensed Patent or any portion thereof; (c) commencing, filing, joining in, or assisting a Third Party in filing a petition under 35 U.S.C. § 321 to institute post-grant review of any Licensed Patent or any portion thereof; or (d) any foreign equivalents of subsection (a) through (c) applicable in any country. As used herein, the term “Contest” does not include any action taken by Surface, its Affiliate or Sublicensee for the sole purpose of complying with the duty to disclose information material to patentability as set forth in 37 CFR 1.56 or any foreign equivalent thereof, or to exercise its rights to Prosecute the Selected Antibody Patent Rights pursuant to Article 5.
c..Effects of Termination. Upon termination of this Agreement pursuant to Section 9.2 (Termination), all of Surface’s unpaid payment obligations to Vaccinex pursuant to Article 4 (License Consideration) will terminate, provided that neither Party will be released from any obligation that accrued prior to the effective date of such termination. Upon termination of this Agreement pursuant to Section 9.2 (Termination), all rights granted by Vaccinex to Surface under Article 2 (Grant), including Vaccinex Program IP (including Vaccinex’s interest in rights jointly controlled with Surface), will revert to Vaccinex. Surface and any Sublicensee may, after the effective date of such termination, sell all Licensed Products that were produced prior to the effective date of such termination but in any event for no longer than [***] months after the effective date of such termination.
d..Effect of Termination on Sublicenses. In the event of any termination of this Agreement pursuant to Section 9.2 (Termination), where such termination has not been caused by any action or inaction on the part of any Sublicensee or by any material breach by such Sublicensee of its obligations under its Sublicense from Surface, and termination of this Agreement will be without prejudice to the rights of each non-breaching Sublicensee, and Vaccinex will enter into a license agreement directly with each such Sublicensee (the “New License Agreement”) on substantially the same terms and conditions as those set forth in this Agreement; provided, however, that (a) the New License Agreement will provide that in no event will such Sublicensee be liable to Vaccinex for any actual or alleged default by Surface of this Agreement, (b) the scope and territory of the license grant under the New License Agreement will be the same as that granted by Surface to such Sublicensee pursuant to the Sublicense between Surface and such Sublicensee, (c) the financial terms of any New License Agreement will be such that Vaccinex will receive no less than the same consideration that it would have received under this Agreement had it not been terminated, and (d) Vaccinex will not have any obligations under the New License Agreement that are greater than or inconsistent with the obligations of Vaccinex under this Agreement. Each such Sublicensee will be deemed a third party beneficiary of this Section 9.4 (Effect of Termination on Sublicenses) with the right to enforce it directly against Vaccinex.
e..Effect of Termination on IP. Effective upon termination of this Agreement, Vaccinex shall have the option for a period of [***] days to enter into good faith negotiations with Surface for an exclusive, worldwide license (with rights to sublicense) under all intellectual property, including without limitation, pre-clinical or clinical data, regulatory approvals and/or submissions, then owned or Controlled by Surface as of the effective date of termination as reasonably necessary to enable Vaccinex to engage in exclusive development and commercialization of the Selected Antibody and/or the applicable Licensed Product(s).
f..Survival. The following sections of this Agreement along with applicable definitions in Article 1 (Definitions) applicable thereto will survive termination or expiration of this Agreement: Section 4.8(c) (Records and Audit), Section 9.3 (Effects of Termination), Section 9.4 (Effect of Termination on Sublicensees), Section 9.5 (Effect of Termination on IP), Section 9.6 (Survival), Article 8 (Indemnification; Limitation of Liability), Article 10 (Confidentiality) and Article 11 (Miscellaneous). Except as otherwise provided in this Section 9.6 (Survival), all other provisions of this Agreement will terminate upon the termination of this Agreement.
Article 10.
CONFIDENTIALITY
a..Non-Disclosure. As used herein, the term “Confidential Information” includes any information that may be disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form, provided that where such information is disclosed in oral form if the Confidential Information is not of a nature that should reasonably be understood by the Receiving Party as being confidential, then to be considered Confidential Information for the purposes of this Agreement, the Disclosing Party must confirm in writing that such information is to be treated as Confidential Information within [***] days of such disclosure. The Receiving Party will hold Confidential Information in confidence using the same degree of care that it employs for its own highly-sensitive confidential or proprietary information, which will in no event be less than a reasonable standard of care and will use and disclose the Disclosing Party’s Confidential Information only for the purpose of performing its obligations and exercising its rights under this Agreement. The Receiving Party may permit those directors, officers, employees, consultants and advisers who have a need to know the Disclosing Party’s Confidential Information to access such Confidential Information, provided that such employees are subject to confidentiality obligations that are no less stringent than those under Article 10 (Confidentiality). Notwithstanding the foregoing, Surface may disclose the Confidential Information received from Vaccinex to its advisors or actual or potential acquirers or Sublicensees if such advisors and actual or potential acquirers or Sublicensees agree prior to disclosure to be bound by confidentiality obligations no less stringent than those under Article 10 (Confidentiality). The Receiving Party’s obligations under this Section 10.1 (Non-Disclosure) will continue throughout the Term and for five (5) years following the termination or expiration of this Agreement. The existence and terms of this Agreement shall be the Confidential Information of both Parties.
b..Exceptions. The confidentiality and non-use obligations set forth in Section 10.1 (Non-Disclosure) will not apply to Confidential Information that the Receiving Party can demonstrate by competent written proof: (a) was known by the Receiving Party without restriction prior to disclosure under this Agreement; (b) was lawfully disclosed to the Receiving Party by a Third Party without an obligation of confidentiality; (c) entered the public domain through means other than an unauthorized disclosure or other breach of this Agreement by the Receiving Party; (d) was independently developed by the Receiving Party without knowledge or use of or access to Confidential Information disclosed by the Disclosing Party under this Agreement; (e) was published or publicly disclosed in accordance with the terms of this Agreement; or (f) to the extent such information can be shown to be necessary to file a patent application subject to Section 5.1. Each Party may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in (i) filing or prosecuting patent applications, (ii) conducting clinical trials, (iii) making a permitted sublicense or otherwise exercising its rights hereunder.
c..Disclosure Required by Law. Notwithstanding Section 10.1 (Non-Disclosure), limited disclosure of Confidential Information will not be prohibited to the extent such Confidential Information is required to be produced under applicable law. If a Receiving Party is required by law, regulation, court order, or request by an agency of a government to disclose any of the Confidential Information, it will: promptly notify the Disclosing Party, reasonably assist the Disclosing Party to obtain a protective order or other remedy of Disclosing Party's election, and provide prior review of any disclosure to Disclosing Party. Only that portion of the Confidential Information that is legally required will be furnished and reasonable efforts will be made to obtain assurance that the Confidential Information will be maintained in confidence.
d..Publication. Surface may publish or present the results of research or development carried out on any Selected Antibody or Licensed Product in its sole discretion, provided that any publication or presentation that includes Vaccinex’s Confidential Information, or relates to Other Vaccinex Intellectual Property Rights, shall be subject to (i) Sections 10.1-10.3 hereto, and (ii) the prior review by Vaccinex, such review period not to exceed [***] days, and Surface shall consider Vaccinex’s comments in good faith.

e..Publicity. Vaccinex may, subject to Surface’s review and approval, issue a press release announcing the Parties' entry into this Agreement, provided that such press release shall not identify the specific indications of the Selected Antibody and Licensed Product hereunder.
Article 11.
MISCELLANEOUS
a..Force Majeure. Neither Party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof (other than failure to pay) provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such Party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, or act of God, and provided that such Party will inform the other Party of such event as soon as is reasonably practicable and that it will use commercially reasonable efforts to perform its obligations immediately after the relevant cause has ceased its effect.
b..Validity. Should one or several provisions of this Agreement be or become invalid, then the Parties shall substitute for such invalid provisions valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have contracted this Agreement with those new provisions. In the event that such provisions cannot be determined, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have contracted this Agreement without the invalid provisions.
c..Disputes. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement shall be submitted for adjudication in Federal District Court in the Southern District of New York, USA.
d..Notices. Any legal notice required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or emailed with receipt confirmed in writing, as follows and shall be effective upon receipt:
If to Vaccinex:
President
Vaccinex, Inc.
1895 Mt. Hope Avenue
Rochester, NY 14620
USA
EMAIL: [***]
If to Surface:
Chief Legal Officer
Surface Oncology, Inc.
50 Hampshire Street, 8th Floor

Cambridge, Massachusetts 02139
USA
EMAIL: [***]
Either Party may update the contact information in this Section 11.4 upon written notice to the other Party by email with receipt confirmed in writing.
e..Governing Law. Except as otherwise set forth in this Agreement the validity, performance, construction, and effect of this Agreement shall be governed by the laws of the state of New York, without regard to its conflict of law rules.
f..Entire Agreement. This Agreement, if executed, constitutes the entire agreement between the Parties with respect to the subject matter within and supersede all previous agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both Parties.
g..Waiver. No waiver or release of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the waiving Party. The failure of either Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion.
h..Assignment. The rights of either Party under this Agreement may not be assigned, and the duties of either Party under this Agreement may not be delegated, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement without prior written consent to an Affiliate of such Party or to a party which acquires all or substantially all of that Party’s business to which this Agreement relates, whether by merger, sale of assets or otherwise.
i..Export. Each Party acknowledges that the laws and regulations of the U.S. restrict the export and re-export of commodities and technical data of U.S. origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate U.S. and foreign government licenses.
j..Headings. Any headings and captions used in this Agreement are for convenience and reference only and are not a part of this Agreement.
k..Independent Contractors. The relationship between Vaccinex and Surface hereunder will be that of independent contractors and neither Party shall have the authority to bind or commit the other to any third party. Nothing in this Agreement will be construed to create a joint venture, partnership, agency or employer-employee relationship between the Parties and Vaccinex shall be solely responsible for all employment and withholding taxes applicable to the services provided by its employees and contractors under this Agreement.

l..NO INDIRECT DAMAGES. EXCEPT FOR DAMAGES RESULTING FROM A PARTY’S BREACH OF CONFIDENTIALITY OR OF SECTIONS 7.1(b), 7.1(f) OR 7.2(c), OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, MULTIPLE, PUNITIVE, EXEMPLARY OR OTHER INDIRECT DAMAGES, AND NEITHER PARTY WILL BE RESPONSIBLE FOR LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
m..Counterparts. This Agreement may be executed in any number of counterparts (which may be transmitted in the form of a facsimile or pdf), each of which shall be an original, and all of which shall constitute together but one and the same document.
n..Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The words “include” and “including” shall mean respectively includes and including without limitation. The word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or.” Each Party signing this Agreement acknowledges that such Party has had the opportunity to review this Agreement with legal counsel of such Party’s choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafter.
[Signature Page to Exclusive License Agreement Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

vaccinex, INC.

By /s/ Maurice Zauderer

Name:    Maurice Zauderer, Ph.D.
                            Title:    President & Chief Executive Officer

SURFACE ONCOLOGY, INC.

By /s/ Jeff Goater

Name:    Jeff Goater
Title:    Chief Executive Officer

By /s/ Jessica Fees

Name:    Jessica Fees
Title:    Senior Vice President, Finance

[Signature Page to Exclusive Product License Agreement]

EXHIBIT B
SELECTED ANTIBODY PATENT RIGHTS
[***]

EXHIBIT C
SELECTED ANTIBODIES
[***]

EXHIBIT D
Determination of Combination Product Value
[***]